Exhibit 99.1

NEWS

INVESTOR CONTACT:

Bob Woltil

Interim Chief Financial Officer

(727) 579-5307

Joanne Freiberger

Vice President, Finance

(727) 579-5116

MEDIA CONTACT:

Michelle Bauer

Executive Director, Corporate Marketing

(727) 579-5129

Catalina Marketing Announces Appointment of

Rick Frier as Chief Financial Officer

ST. PETERSBURG, Fla., Feb 15, 2005 — Catalina Marketing Corporation (NYSE: POS) today announced that Rick Frier, 43, will join the company as executive vice president, finance and accounting, and will be appointed chief financial officer immediately following the company’s fiscal 2005 year end financial statement filings.

“We’re very excited to have Rick join Catalina’s management team,” said Dick Buell, chief executive officer of Catalina Marketing. “His broad financial and operations expertise will be of great value to the organization as we drive future growth.”

Frier was most recently chief financial officer and chief operating officer with Mattress Discounters, where he led the successful restructuring of the company’s operations and financials. He has also held chief financial officer positions with Concept Five Technologies and the Caliber Learning Network. Earlier in his career, Frier was vice president of finance and treasurer for Treasure Chest Advertising Company and assistant vice president, corporate banking for Wells Fargo Bank.

Frier will succeed Robert Woltil, who has been serving as Catalina Marketing’s interim chief financial officer since November 9, 2004. Woltil will remain with the company through June, until the year end filings are complete, to ensure the seamless transition of the role to Frier. “Bob Woltil has been an effective financial leader during our search for a permanent CFO,” Buell added. “We’re thankful to him for his excellent performance and appreciate his willingness to remain on board to complete the reporting of our year end results.”

Based in St. Petersburg, Fla., Catalina Marketing Corporation (http://www.catalinamarketing.com) was founded 20 years ago on the concept that targeted communications, based on actual purchase behavior, would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with dynamic consumer access. This combination of insight and access provides marketers with the ability to execute behavior-based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Catalina Marketing offers an array of behavior-based promotional messaging, loyalty programs and direct-to-patient information. Personally identifiable data that may be collected from the company’s targeted marketing programs, as well as its research programs, are never sold or given to any outside party without the express permission of the consumer.

Certain statements in the preceding paragraphs are forward-looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods and pharmaceutical manufacturers and retailers, government and regulatory statutes, rules, regulations and policies, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company’s customers, the pace of installation of the company’s store network, the success of new services and businesses and the pace of their implementation, the company’s ability to maintain favorable client relationships, the outcome and impact of an ongoing SEC investigation into certain of the company’s prior fiscal years, and the outcome and impact of the pending shareholder class action and derivative lawsuits.